Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 28, 2013, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Nash-Finch Company on Form 10-K for the year ended December 29, 2012, which are incorporated by reference in this Registration Statement on Form S-4. We consent to the incorporation by reference of said reports in this Registration Statement, the reference to us as accounting advisors under the heading “Background of the Merger,” and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

August 20, 2013